                                                                      EXHIBIT 12

                      LOUISVILLE GAS AND ELECTRIC COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Thousands of $)

                                                           1997        1996        1995         1994         1993
                                                           ----        ----        ----         ----         ----
Earnings:
  Income before cumulative effect of a change
     in accounting principle per statements
     of income . . . . . . . . . . . . . . . . . . . . $  113,273   $  107,941  $   83,184   $   61,689  $   90,535

Add:
  Federal income taxes - current . . . . . . . . . . .     59,074       34,019      35,824       30,926      42,091
  State income taxes - current . . . . . . . . . . . .     14,754        7,589       8,795        7,726      12,954
  Deferred Federal income taxes - net. . . . . . . . .     (4,171)      19,816       4,261         (950)      4,712
  Deferred State income taxes - net. . . . . . . . . .        778        6,648       2,788          956         226
  Investment tax credit - net. . . . . . . . . . . . .     (4,342)      (4,406)     (4,742)      (4,619)     (7,821)
  Fixed charges. . . . . . . . . . . . . . . . . . . .     40,928       42,198      43,550       44,665      49,640
                                                          -------      -------     -------      -------     -------
     Earnings. . . . . . . . . . . . . . . . . . . . .    220,294      213,805     173,660      140,393     192,337
                                                          -------      -------     -------      -------     -------


Fixed Charges:
  Interest Charges per statements of income. . . . . .     39,190       40,242      41,918       42,856      47,496
  Add:
     Interest income (1) . . . . . . . . . . . . . . .          -          409           -            -           -
     One-third of rentals charged to
       operating expense (2) . . . . . . . . . . . . .      1,738        1,547       1,632        1,809       2,144
                                                          -------      -------     -------      -------     -------
          Fixed charges. . . . . . . . . . . . . . . .  $  40,928    $  42,198   $  43,550    $  44,665   $  49,640
                                                          -------      -------     -------      -------     -------


Ratio of Earnings to Fixed Charges . . . . . . . . . .       5.38         5.07        3.99         3.14        3.87
                                                            =====        =====       =====        =====       =====

NOTE:
(1) Interest income earned on pollution control revenue bond proceeds held and invested by trustees - netted against interest charges above.

(2) In the Company's opinion, one-third of rentals represents a reasonable approximation of the interest factor.